UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   GODFREY, JR., ROBERT D.
   660 Hembree Parkway
   Suite 106
   Roswell, GA  30076
   USA
2. Issuer Name and Ticker or Trading Symbol
   FIRST HORIZON PHARMACEUTICALCORPORATION
   FHRX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Sales
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Incentive Stock Option (|$14.96  |1-22-|A   |6,348      |A  |(2)  |1-22-|Common Stock|6,348  |N/A    |6,348       |D  |            |
1)                      |        |01   |    |           |   |     |08   |            |       |       |            |   |            |
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Non-Qualifying Stock Opt|$14.96  |1-22-|A   |12,402     |A  |(2)  |1-22-|Common Stock|12,402 |N/A    |12,402      |D  |            |
ion (1)                 |        |01   |    |           |   |     |08   |            |       |       |            |   |            |
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Non-Qualifying Stock Opt|$24.13  |11-12|A   |25,000     |A  |(2)  |11-12|Common Stock|25,000 |N/A    |25,000      |D  |            |
ion                     |        |-01  |    |           |   |     |-08  |            |       |       |            |   |            |
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
Explanation of Responses:
(1) All share amounts have been adjusted to reflect a three-for-two stock split which was effective on September 24, 2001.
(2) Option vests annually in 25% increments over four years beginning on first anniversary of grant date.
SIGNATURE OF REPORTING PERSON
/s/ Robert D. Godfrey, Jr.
DATE
February 13, 2002